Exhibit 99.1

Payless ShoeSource Announces Diluted Earnings Per Share of $0.10 for the Third
                             Quarter Fiscal 2004

    TOPEKA, Kan., Nov. 12 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today announced that for the third quarter of fiscal 2004, which ended October 30, 2004, net earnings were $6.6 million and diluted earnings per share were $0.10. The results include a restructuring charge of $7.3 million relating to the company's previously announced strategic initiatives. After income taxes and minority interest, the charge was $4.5 million or $0.07 per share on a diluted basis. During the third quarter of fiscal 2003, the company recorded a net loss of $2.2 million and posted a loss of $0.03 per diluted share.
    During the first nine months of fiscal 2004, net earnings were $24.0 million and diluted earnings per share were $0.35. This includes restructuring charges totaling $44.0 million taken during the second and third quarters of 2004, related to the strategic initiatives. During the first nine months of fiscal 2003, net earnings were $17.1 million and diluted earnings per share were $0.25.
    Company sales for the third quarter 2004 totaled $687.3 million, a
3.1 percent decrease from $709.7 million during the third quarter 2003. Same-store sales decreased 3.1 percent during the third quarter 2004. In total, unit sales decreased by 10 percent and average unit retail increased by 8 percent during the third quarter 2004, compared with the same period last year. For footwear, unit sales decreased by 12 percent and average unit retail increased by 10 percent relative to last year. In the first nine months of 2004, company sales totaled $2.14 billion, compared with $2.14 billion in the first nine months of 2003. Also during the first nine months of 2004, same-store sales decreased 0.4 percent.
    Gross margin was 29.4 percent of sales in the third quarter 2004 versus
26.7 percent in the third quarter 2003. The improvement resulted primarily from fewer markdowns as well as more favorable initial mark-ups relative to the same period last year. During the first nine months of 2004, gross margin was 30.3 percent of sales versus 27.7 percent in the first nine months of 2003.
    Selling, general and administrative expenses were 26.6 percent of sales in the third quarter 2004 versus 26.8 percent in the third quarter 2003. The improvement resulted primarily from lower advertising expense and lower payroll costs, partially offset by greater expense for professional services. Advertising expense decreased in August and September and increased in October, relative to last year. The company expects advertising expense for the second half of the year to be level with 2003. During the first nine months of 2004, selling, general and administrative expenses were 26.8 percent of sales versus 26.1 percent in the first nine months of 2003.
    The effective income tax rate of 28.4 percent for the quarter includes an adjustment to reflect an effective tax rate of 25.3 percent for the first nine months of the year. The company anticipates a tax benefit at the rate of
25.3 percent for the fiscal year 2004.

    Strategic Initiatives
    During the third quarter, Payless announced a series of strategic initiatives as part of a plan designed to sharpen the company's focus on its core business strategy, reduce expenses, accelerate decision-making, increase profitability, improve operating margin and build value for shareowners over the long-term. The strategic initiatives include:

    -- Exiting all 181 Parade stores, and related operations;
    -- Exiting all 32 Payless ShoeSource stores in Peru and Chile, and related operations;
    -- The closing of approximately 260 Payless ShoeSource stores, in addition to the approximately 230 stores that had originally been scheduled for closing or relocation as a part of the normal course of business in fiscal 2004;
    -- The reduction of wholesale businesses that provide no significant growth opportunity, and;
    -- A comprehensive review of our expense structure and appropriate reductions to improve profitability.


    In fiscal 2003, the operations relating to the strategic initiatives had combined sales of approximately $210 million and operating losses of approximately $29 million.
    Pursuant to the strategic initiatives, during the third quarter the company:

    -- Eliminated approximately 200 management and administrative positions; -- Closed 65 stores; and,
    -- Began to liquidate the inventory in approximately 190 Payless
       ShoeSource stores and in all Parade stores.


    The company expects to complete all of the strategic initiatives by the end of fiscal 2004. The company estimates that the total costs relating to the strategic initiatives could be in the range of $77 million to $90 million. This estimate includes:

    -- The non-cash charge of $36.7, incurred in the second quarter;
    -- $7.3 million of expenses incurred in the third quarter; and, -- Estimated remaining expenses of $33 million to $46 million expected in the fourth quarter 2004.


    Chairman's Comments
    "Payless ShoeSource is committed to serving the interests of our shareowners by building long-term shareowner value through consistent execution of our core business strategy: to be the Merchandise Authority in value-priced footwear and accessories through merchandise that is Right, Distinctive and Targeted for our customers," said Steven Douglass, Chairman and Chief Executive Officer of Payless ShoeSource, Inc. "We intend to complete all of our strategic initiatives by fiscal year-end 2004. We also intend to end the year with our inventory assortment appropriately positioned for Spring 2005.
    "To improve the near-term execution of our strategy, we have adjusted certain key tactics, including:

    -- Increasing the frequency of communication with customers through print and broadcast media; as a result, advertising expenses for the second half of 2004 are expected to be similar to the second half 2003 level;
    -- Simplifying our process for planning and execution of merchandise assortments; and
    -- Adjusting our store-level execution to combine customer service, through use of our Key Service Behaviors, with the tasks necessary to run a best-of-kind retail store."


    Balance Sheet
    The company ended the third quarter 2004 with a cash balance of $226.1 million, an increase of $85.3 million over the third quarter 2003.
    Total inventories at the end of the third quarter 2004 were $375.9 million compared to $410.7 million at the end of the third quarter 2003. Inventory per store decreased by 8.0 percent.
    There were no borrowings on the company's Revolving Credit Facility outstanding as of the end of the third quarter 2004.

    Store Count and Capital Expenditures
    In the third quarter 2004, the company opened 78 new stores and closed 128, for a net decrease of 50 stores. The total store count at the end of the third quarter 2004 was 5,022, including 148 stores in the company's Central American region, 63 stores in South America and 304 stores in Canada.
     The company began fiscal 2004 with 5,042 stores, and expects to end the year with approximately 4,640 stores.
    Payless ShoeSource is scheduled to open its first test store in Japan on November 19, 2004. The company has curtailed any other expansion into new international markets to focus on its core business.
    Total capital expenditures were $26.9 million in the third quarter 2004, and $77.9 million for the first nine months of the year.

    2004 Outlook
    For the remainder of fiscal 2004, the company intends to continue to position itself for improved performance in 2005 and beyond. The company intends to complete all of its strategic initiatives by the end of fiscal 2004, and to end the year with its inventory appropriately positioned for Spring 2005. Consistent with this objective, the company expects the following.

    -- The promotional level is likely to increase compared with the third quarter.
    -- The company intends to increase the frequency of communication with customers through print and broadcast media. For the second half of the year, advertising expense should be similar to the second half of last year.
    -- The company will continue to carefully manage inventory receipt flow to assure proper inventory composition at fiscal year-end.


    Key components of cash flow for fiscal year 2004 are expected to include:

    -- Depreciation and amortization of approximately $100 million;
    -- Capital expenditures of $110 million dollars, net of the contribution from the Company's joint venture partners; and, -- Working capital should be a source of cash for the year as inventory levels are expected to be below 2003 levels, reflective of the reduced store count at year end.


    Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere. As of the end of the third quarter 2004, the Company operated a total of 5,022 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com .

    This release contains forward-looking statements relating to such matters as anticipated financial performance, international expansion opportunities, consumer spending patterns, capital expenditure plans, business prospects, products, future store openings and closings, possible strategic initiatives and similar matters. Forward-looking statements are identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," or variations of such words. A variety of known and unknown risks and uncertainties and other factors could cause actual results and expectations to differ materially from the anticipated results or expectations which include, but are not limited to: changes in consumer spending patterns; changes in consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; the financial condition of the Company's suppliers and manufacturers; changes in existing or potential duties, tariffs or quotas; changes in relationships between the United States and foreign countries, changes in relationships between Canada and foreign countries; economic and political instability in foreign countries, or restrictive actions by the governments of foreign countries in which suppliers and manufacturers from whom the Company sources are located or in which the Company has retail locations or otherwise does business; changes in trade, customs and/or tax laws; fluctuations in currency exchange rates; availability of suitable store locations on acceptable terms; the ability to terminate leases on acceptable terms; the ability to hire and retain associates; performance of other parties in strategic alliances; general economic, business and social conditions in the countries from which we source products, supplies or have or intend to open stores, performance of partners in joint ventures; the ability to comply with local laws in foreign countries; threats or acts of terrorism; strikes, work stoppages and/or slow downs by unions that play a significant role in the manufacture; distribution or sale of product; congestion at major ocean ports; changes in the value of the dollar relative to the Chinese Yaun and other currencies. Please refer to the Company's 2003 Annual Report and its Form 10-K for the fiscal year ended January 31, 2004 for more information on these and other risk factors that could cause actual results to differ. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    [Unaudited Condensed Consolidated Statements of Earnings, Balance Sheets and Statements of Cash Flows Attached]

    NOTES REGARDING ATTACHMENTS:
    -- The condensed consolidated statements of earnings (loss), balance sheets and statements of cash flows have been prepared in accordance with the Company's accounting policies as described in the Company's 2003 Form 10-K, on file with the Securities and Exchange Commission, and should be read in conjunction with the 2003 Annual Report to Shareowners. In the opinion of management, this information is fairly presented, and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included.



                           PAYLESS SHOESOURCE, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Loss)
                                 (UNAUDITED)

    (Millions, except per share data)
                                              13 Weeks          39 Weeks
                                           Ended   Ended    Ended      Ended
                                          October November October    November
                                             30,      1,      30,        1,
                                            2004    2003     2004      2003

    Net sales                              $687.3  $709.7  $2,137.2  $2,138.9

    Cost of sales                           485.2   520.5   1,488.7   1,546.9

    Gross margin                            202.1   189.2     648.5     592.0

    Selling, general and administrative
     expenses                               183.1   190.1     573.1     558.9

    Restructuring                             7.3     -        44.0       -

    Operating profit (loss)                  11.7    (0.9)     31.4      33.1

    Interest expense, net                     4.3     4.9      13.2      12.3

    Earnings (Loss) before income taxes
     and minority interest                    7.4    (5.8)     18.2      20.8

    Provision (Benefit) for income taxes      2.1    (2.1)      4.6       7.6

    Net earnings (loss) before minority
     interest                                 5.3    (3.7)     13.6      13.2

    Minority interest, net of income tax      1.3     1.5      10.4       3.9

    Net Earnings (Loss)                      $6.6   $(2.2)    $24.0     $17.1


    Diluted earnings (loss) per share       $0.10  $(0.03)    $0.35     $0.25

    Basic earnings (loss) per share         $0.10  $(0.03)    $0.35     $0.25

    Diluted weighted average shares
     outstanding                             68.0    68.1      68.0      68.1

    Basic weighted average shares
     outstanding                             68.0    68.1      68.0      68.0



                           PAYLESS SHOESOURCE, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (UNAUDITED)

                                          October 30,  November 1, January 31,
    (dollars in millions)                      2004        2003        2004

    ASSETS:

    Current assets:
        Cash and cash equivalents             $226.1      $140.8      $148.9
        Restricted cash                         18.5        33.5        33.5
        Inventories                            375.9       410.7       392.4
        Current deferred income taxes           27.0        13.8        17.3
        Other current assets                    62.5        80.0        61.0
    Total current assets                       710.0       678.8       653.1

    Property and Equipment:
        Land                                     8.0         8.0         8.0
        Property, buildings and equipment    1,202.0     1,166.5     1,188.7
        Accumulated depreciation              (804.8)     (750.6)     (764.7)
        Property and equipment, net            405.2       423.9       432.0

    Favorable leases, net                       22.7        30.6        29.2

    Deferred income taxes                       32.9        22.8        27.7

    Goodwill, net                                5.9         5.9         5.9

    Other assets                                26.2        32.0        24.9

    TOTAL ASSETS                            $1,202.9    $1,194.0    $1,172.8



    LIABILITIES AND EQUITY:

    Current liabilities:
        Current maturities of long-term debt    $3.5        $0.9        $0.9
        Notes payable                           18.5        33.5        33.5
        Accounts payable                       110.7       131.2       133.0
        Accrued expenses                       158.9       130.9       117.8
    Total current liabilities                  291.6       296.5       285.2

    Long-term debt                             202.1       202.9       202.8
    Other liabilities                           65.9        57.5        61.3
    Minority interest                            7.7        16.4        16.0

    Equity                                     635.6       620.7       607.5

    TOTAL LIABILITIES AND EQUITY            $1,202.9    $1,194.0    $1,172.8



                           PAYLESS SHOESOURCE, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)


                                                Year to Date       Year Ended
                                           October 30, November 1, January 31,
    (dollars in millions)                      2004        2003        2004

    OPERATING ACTIVITIES:
    Net earnings (loss)                        $24.0       $17.1       $(0.1)
    Adjustments for noncash items
     included in net earnings (loss):
          Non-cash component of restructuring
           charges                              36.8         ---         ---
          Loss on impairment and disposal
           of assets                             6.7        13.1        16.6
          Depreciation and amortization         73.9        74.8        99.3
          Amortization of deferred financing
           costs                                 0.9         3.8         4.0
          Amortization of unearned restricted
           stock                                 0.5         0.5         0.8
          Deferred income taxes                (14.9)        8.8         1.1
          Minority interest, net of tax        (10.4)       (3.9)       (7.0)
          Income tax charge of stock option
           exercises                            (0.1)        ---        (0.8)
    Changes in working capital:
          Inventories                           15.5        41.8        60.1
          Other current assets                  (1.5)      (21.2)        1.1
          Accounts payable                     (22.3)       24.8        26.6
          Accrued expenses                      41.1         6.3        (5.9)
    Other assets and liabilities, net            2.1         5.7        15.5

    TOTAL OPERATING ACTIVITIES                 152.3       171.6       211.3

    INVESTING ACTIVITIES:
    Capital expenditures                       (77.9)      (81.9)     (114.4)
    Disposition of property and equipment        ---         1.0         1.0

    TOTAL INVESTING ACTIVITIES                 (77.9)      (80.9)     (113.4)

    FINANCING ACTIVITIES:
    (Payment) Issuance of notes payable        (15.0)        5.0         5.0
    Restricted cash                             15.0        (5.0)       (5.0)
    Issuance of long-term debt                   2.4       196.7       196.7
    Payment of deferred financing costs         (0.2)       (5.5)       (7.1)
    Repayments of long-term debt                (0.7)     (216.8)     (216.9)
    Net purchases of common stock               (0.8)       (0.3)       (0.3)
    Contributions by minority owners             1.9         3.6         4.4
    Other financing activities                   0.2        (1.1)        0.7

    TOTAL FINANCING ACTIVITIES                   2.8       (23.4)      (22.5)

    INCREASE IN CASH                            77.2        67.3        75.4

    Cash and Cash Equivalents, Beginning
     of Period                                 148.9        73.5        73.5
    Cash and Cash Equivalents, End of Period  $226.1      $140.8      $148.9

SOURCE  Payless ShoeSource, Inc.
    -0-                             11/12/2004
    /CONTACT: Timothy J. Reid of Payless ShoeSource, Inc., +1-785-295-6695/ /Company News On-Call: http://www.prnewswire.com/comp/136152.html / /Web site: http://www.payless.com /
    (PSS)

CO:  Payless ShoeSource, Inc.
ST:  Kansas
IN:  REA HOU
SU:  ERN ERP